Exhibit 99.2

Bakers Footwear Group, Inc.

Second Quarter Fiscal 2005 Earnings

Transcript From Conference Call Held September 12, 2005

Operator:                          Please stand by, we are about to begin. Good day ladies and gentlemen and welcome to the Bakers Footwear Group Second Quarter Fiscal 2005 Earnings Conference Call. Today's call is being recorded. At this time all participants are in a listen-only mode. Following the presentation we will conduct a question-and-answer session and instructions will be provided at that time for you to queue up for questions.

I would now like to turn the conference over to, Allison Malkin with Integrated Corporate Relations. Please go ahead.

Allison Malkin:                 Good morning. Before we begin, I'd like to remind everyone that this conference call contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Bakers Footwear has no duty to update such statements. Actual future events and circumstances could differ from those set forth in this conference call due to various factors. Factors that could cause these conditions not to be satisfied include material changes in capital market conditions or in Bakers Footwear's business, prospects, results of operations or financial condition and other risks and uncertainties, including those detailed in the company's filings with the Securities & Exchange Commission.

With that, I'd like to turn the call over to Bakers' Chairman and CEO, Peter Edison.

Peter Edison:                    Thank you, Allison. Good morning, everyone and thank you for joining us to discuss our second quarter and first half fiscal 2005 results. With me today are, Michele Bergerac, our President, and Larry Spanley, our CFO. Following my opening remarks, Michele will provide an overview of our second quarter performance and Larry will review our financials. Following my closing remarks, we will open the call to begin the question-and-answer session.

We're extremely pleased with the results we reported today. We attribute our success to our ability to interpret footwear trends that appeal to our fashion-conscious female consumer. This, along with our store expansion and remodeling program, fueled strong sales and earnings growth for us in the second quarter and first half of fiscal 2005. For the 13 weeks ended July 30, 2005, sales totaled [$]45.3 million, up 27.8% from the 13 weeks ended July 31, 2004, and represented an increase in trend from the 16.2% sales gain we reported in the first quarter of 2005.

Operating income rose to $2 million from an operating loss of $722,000 in the second quarter last year, as we benefited from both strong regular price selling and improved operating leverage. Diluted earnings per share increased to $0.19, compared to a loss of $0.10 per share last year. For the first half, net sales rose by 21.8% to $90.2 million and net income increased [$]2.8 million to [$]3.1 million or $0.51 per diluted share, compared to a net income of $251,000 or $0.05 per diluted share in the first half of 2004.

There was a lot of excitement in the footwear industry during the quarter, which we successfully capitalized on by expanding our assortment of feminine styles such as sandals, wedges and embellished footwear. This drove a comparable store sales increase of 12.7%, on top of a 3% increase in the second quarter of last year.

We also achieved our productivity in store expansion goals. We remodeled eight stores during the second quarter and in total had 100 Bakers stores operating in our new format at quarter end. The success of our remodel program is evidenced by the 15.1% comparable store sales increase our new format stores posted this quarter. We opened 6 new stores and operated 225 stores at quarter end. New store sales volume exceeded plan, which we attribute to our real estate strategy and increasing loyalty to our Bakers name.

Following quarter end, we opened a new Wild Pair location in Las Vegas. Our goal with Wild Pair is to target new stores in major fashion markets in order to attract the cutting-edge customer. In its first month of operations, this Las Vegas store significantly outperformed our expectations. We're excited by the potential to increase our Wild Pair store base over time.

In the fall, we look to continue to execute our new store and remodel programs while maintaining solid expense control. This should enable us to continue our strong profit growth. We are pleased to be in a strong position, both financially and operationally, at the mid-point of the year. Our business has continued robustly for the first half of the third quarter and our latest assortments are resonating well with consumers. In addition, we are on track to open approximately 30 to 32 new stores and complete 26 remodels this year.

And now I would like to turn the call over to Michele, who will provide additional detail on our second quarter highlights. Michele:

Michele Bergerac:           Thank you, Peter. Good morning, everyone. We're very pleased with our second quarter performance. We've correctly identified and capitalized on emerging footwear trends, which we attribute to our consistent focus on our core young female fashion customer.

During the second quarter, we realized increased demand for embellished and casual sandals and wedges, while maintaining our significant market position in the dress category. Our average unit retail was up 15.8% during the quarter. The increase in average unit retail was broad based with selling prices up in every category and a substantial reduction in clearance merchandise this year. Lastly, our Internet sales continued strongly, with sales rising 115.4% in the second quarter.

As we look to the third quarter and the balance of 2005, we continue to see excitement in junior and contemporary footwear, which is expected to translate into continued positive momentum for Bakers Footwear. Currently boots, whether in casual, dressy or western styles, are being favored by consumers, with these items selling briskly. Also, dress and tailored footwear, led by metallic finishes, are in high demand.

And now, I would like to turn the call over to Larry, to highlight our second quarter results in more detail. Larry:

Larry Spanley:                  Thank you Michele. For the second quarter, net sales totaled $45.3 million, an increase of 27.8%, compared to $35.4 million in last year's second quarter. The increase in net sales reflected opening 18 net new stores since last year's second quarter and a comparable store sales increase of 12.7%. Gross profit for the quarter increased by 42.9% to $15 million, or 33.1% of net sales, compared to gross profit of $10.5 million, or 29.6% of net sales in the second quarter of last year.

Operating expenses increased to $13 million, compared to $11.2 million, but as a percentage of sales decreased to 28.7[%] in the second quarter, compared to 31.7% of net sales in the second quarter of last year. The increase in operating expenses can be attributed to the new store openings since last year. Operating income was $2 million or 4.4% of net sales, compared to an operating loss of $0.7 million in last year's second quarter. Net income for the quarter was $1.2 million or $0.19 per diluted share on 6.4 million weighted average shares, versus a net loss of $494,000 or $0.10 per share on 5.1 million weighted average shares outstanding last year.

Turning to key balance sheet highlights, inventory increased to $21.5 million [at July 30, 2005], compared to $16.4 million at July 31, 2004. The inventory increase consists of $2.4 million for the 29 new stores opened since the second quarter of last year, and the balance is due to increased purchases based on our improving sales in the second quarter and anticipated third quarter sales.

At July 30, 2005, the company had no outstanding balances on its revolving credit agreement. Capital expenditures in the first half of 2005 were $10.7 million and are expected to be approximately $18 million for fiscal 2005. We expect to receive approximately $1.5 million of landlord allowances, which are no longer classified as reductions in capital expenditures in 2005.

Finally, I would like to comment about the impact of Hurricane Katrina on our business. Three stores have been closed as a result of the hurricane, and due to the significant impact of the hurricane, we have not assessed the damages and are therefore unable to determine if or when the stores will reopen. Importantly, we believe that closing these locations on either a temporary or a permanent basis will not have a material adverse impact on our overall operating results.

In addition, we carry casualty insurance on the properties, and are currently working with our insurance carriers to determine the extent to which insurance proceeds may offset any losses. Combined, the stores represent 1.25% of the company's net sales for both the year ended January 1, 2005 and for the first six months ended July 30, 2005. We have approximately $275,000 of inventory and net fixed assets at these locations and we anticipate that it is likely that these assets will be substantially unrecoverable.

And now we'll turn the call over to Peter, for closing remarks.

Peter Edison:                    Thanks, Larry. In conclusion, we are very pleased with the growth in our business. As we look ahead, we believe our strong performance will continue and point to these key reasons. Fashion footwear, which is a core competency of ours, is outperforming other footwear segments. Second, consumers are favoring our Bakers and Wild Pair stores for improved store designs, upgraded product and fashion, consistent performance and strong brand. This is leading to increased traffic and purchases at our stores. Combined with our successful store expansion and remodel program it is expected to produce a strong year for Bakers Footwear. As we are growing our top line significantly, this is allowing us to leverage our fixed expenses and gross margin and admin and produce strong profit growth.

Now I'd like to turn the call over to the Operator to begin the question-and-answer portion of our phone call.

Operator:                          Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key, followed by the digit 1, on your touch-tone telephone. If you're using a speakerphone, please make sure the mute function is turned off to allow your signal to reach the equipment. Once again, press star, 1 to ask a question.

We'll go first to Margaret Whitfield at Ryan Beck.

Margaret Whitfield:	Good morning and congratulations.

Peter Edison:	Thank you, Margaret.

Margaret Whitfield:         Peter, I was wondering if you could give us your expectations for store openings and closings and remodels in the third quarter, if you have that.

Peter Edison:                    I don't have it for the third versus fourth quarter in front of me, so I just know that we'll have, you know, 30 to 32 for the year.

Margaret Whitfield:           Is that down a few from where we had thought earlier? I thought it was 35?

Peter Edison:                    Yes, down a few. We had a seven store real estate lease acquisition that we were working into the summer and that didn't materialize. It's been postponed so we couldn't recover in time.

Margaret Whitfield:            And did I hear you say 26 remodels now, not 25 for the year?

Peter Edison:	Correct.

Margaret Whitfield:           26, OK, any thoughts on openings next year on a preliminary basis, in terms of new stores and remodels?

Peter Edison:                     Yes, I would say preliminarily, there'll be 30 to 35 new stores unless that lease acquisition occurs, in which case the number could go higher. And remodels would be about 25 again.

Margaret Whitfield:            OK. And I wondered if you could talk about what you think the trends might be in average unit retails here in the third quarter, based on trends so far?

Peter Edison:                     Average unit retails are up significantly for us and have been throughout the second quarter. That continues into the third quarter, primarily driven by the strength of boots.

Margaret Whitfield:            OK, so we're seeing an earlier purchasing pattern for boots here in Q3 versus last year?

Peter Edison:	Yes, we are.

Margaret Whitfield:	Is it mainly the western boots?

Peter Edison:	It's really all kinds of boots.

Margaret Whitfield:	Ah hah!

Peter Edison:                    Western is good, but there's strength in a lot of different boot categories.

Margaret Whitfield:           And I take it here, relative to a year ago, our clearance inventory is much slimmer.

Peter Edison:	Yes, it is.

Margaret Whitfield:           OK. I'll let someone else ask a question. Thanks again.

Peter Edison:	Thanks, Margaret.

Operator:                          And we'll go next to Ronald Bookbinder at Sterne, Agee.

Ronald Bookbinder:	Good morning and congratulations on a terrific quarter.

Peter Edison:	Thanks, Ron.

Ronald Bookbinder:         Had a question, when looking also at Q3, last year you all had a merchandising miss, which impacted the average unit retail and severely impacted the gross margin. This year, you've been doing a terrific job getting around a 33% gross margin. Is there -- do you see any reason why you couldn't get back to a 30% gross margin in Q3?

Peter Edison:	Boy, I don't know how to answer that question.

Ronald Bookbinder:         I'm not looking for guidance, just is it possible (inaudible).

Peter Edison:                     Well, you know, we anticipate a significant increase in our gross margin in Q3. I wouldn't want to speculate on the level it might get to. I don't feel like I can comment on that yet.

Ronald Bookbinder:         OK. Trends that you've been seeing, how has the hard-sole shoe been trending versus athletic footwear, sort of a soft-sole shoe?

Michele Bergerac:             Ron, I'll take that one. You know, our business is really predominantly fashion and so the categories we talked about earlier, dress shoes, embellished footwear, metallics, wedges, all those kinds of things, which I guess you're calling hard sole.

Ronald Bookbinder:	Hmm hmm.

Michele Bergerac:             Is where we've really experienced the terrific gain. It is my understanding that nationally, athletic was quite challenging for back to school, and this might be one of those times that we are pleased that we're not heavily penetrated in athletic footwear. The brands we do carry are more fashion than functional.

Ronald Bookbinder:         When you see these trends in the industry, how long do they typically last; two years, three years?

Michele Bergerac:             Without having an athletic crystal ball, certainly it's been my experience 18 months to a year is generally any kind of a major trend shift, yeah.

Ronald Bookbinder:         And so we could be at the beginning of something like that?

Michele Bergerac:             Yeah, I would hate to speculate. You know, athletic is not our core business. So they're pretty smart guys, I would think that they would figure out a way to bounce back.

Ronald Bookbinder:         OK. Well, congratulations on a terrific quarter. Keep up the good work.

Peter Edison:	Thanks, Ron.

Michele Bergerac:	Thank you.

Operator:                          And once again, if you do have a question, please press star, 1, now.

We'll go next to Sam Poser at Mosaic Research.

Sam Poser:                         Good morning. Congratulations.

Peter Edison:	Thanks, Sam.

Sam Poser:                         What was the increase in units in the second quarter?

Peter Edison:                     [Total units increased 10.3% in the second quarter. The increase in total units was partially driven by the increase in the number of stores and increased comp sales .]

***

Sam Poser:                         OK, great. And then Michele, can you talk to some of -- can you talk about the penetration of your Bakers private label, your house brand, and then talk about some of the other vendors that helped to drive some of the successes?

Michele Bergerac:             Sure. The predominant penetration in the Bakers locations is of course our proprietary brand, Bakers. Some of the national brands we carry in the Bakers stores are Steve Madden®, Puma®, bebe®, Guess Sport®, Restricted®, Diesel®. It's a lengthier list, but that's just some of them. We look at the brands as a complement. It has helped us over the last few years to increase traffic and has also helped our average retail. We have to be more discriminating than, for example, a department store, simply because of the square footage and so we really look very hard at what we think our core customer is going to be interested in to bring her into the store. Had a very good quarter with Madden; had a very good quarter with Restricted®. Puma®, for us, defied the athletic trends and we had a good increase there. (Pardon me.) A good quarter with bebe®, but of course, those shoes are going in-house, and so on. So it was really items spread very much across the whole branded base. Wild Pair is more heavily penetrated and branded and of course, (inaudible) men’s as well.

Sam Poser:                         And now, are you going to -- did the penetration of your Bakers -- of your proprietary brand change during year-over-year? Did it become less as the average selling prices went up?

Michele Bergerac:             We've worked since the beginning of the company to really increase our national brand penetration. When we began, it was pretty much zero. So over the last number of years it increased steadily each year. I anticipate, quite honestly, this fall, a little bit of a dip, and I'll tell you why. We are anticipating a very, very strong boot season. And generally -- I mean just let's be practical, it's real hard to look inside of the boot and see who made it, unless you are really talking to some sort of an aficionado, and one of our competencies in Bakers is building very strong private label boots, and so we expected that this fall we will have a very heavy penetration of our own brand.

Sam Poser:	OK, great. Thank you very much.

Peter Edison:	Thanks, Sam.

Operator:                          And we'll take a follow-up question from Margaret Whitfield.

Margaret Whitfield:           Yeah. You just said, Michele, that bebe® is going to go in-house. When will that occur and how much does bebe® footwear represent to your total?

Michele Bergerac:	It actually has already happened.

Margaret Whitfield:	OK.

Michele Bergerac:             That license was finished up. They stopped shipping to anyone I think in August, July or August, and we have placed our needs for the rest of the year. And I will tell you that at this point we're quite honestly not concerned because we've been mining some other sort of sister opportunities and we've come up with a few that we feel very good about. In addition, the licensee that gave up bebe® has signed other licenses and we're developing those as we speak. Some of them are J-Lo®, Betsy Johnson®, which we think might be a little too special for us. So, he's got other things going on that we are putting in the stores to find out about.

Margaret Whitfield:           And do you still carry Guess Sport®, or has that gone in-house too, with the new licensee?

Michele Bergerac:             Actually, we have had some very pleasant results with their dress shoes. They had a little bit of a learning curve to get their athletic program going, but we feel like the offering for Holiday is significantly more compelling, and so we feel very good about the Guess Sport® license going forward.

Margaret Whitfield:           So, there's no change there, you will continue to have Guess Sport®?

Michele Bergerac:	Uh huh.

Margaret Whitfield:           OK. And for Larry, there was a very nice improvement in your operating expense line. Could you comment a little bit more on the trends in certain categories: G&A, selling, store operating, that led to that improvement?

Larry Spanley:                  Well, our core operating expenses, I mean the main contributing factor was the reduction of our payroll costs from the stores as a percentage of sales. Even though the volume was up, the percentages went down. Our G&A is the biggest number there; in fact the biggest reason there was that we were able to leverage our expenses.

Peter Edison:                     On the store payroll, Margaret, because we've increased our average store volume so significantly, it really helps you drop your payroll percent, plus we have been installing a new program called, Shopper Track that has a lot of [impact on how we] budget our hours of the stores. So we've had a lot of focus on the store payroll number and it's the biggest decrease in the operating expenses [relative to sales].

Margaret Whitfield:           And Peter, you said, your new stores were performing better on the top line. Could you comment on what that number is?

Peter Edison:                     Well, it's in keeping with what we have been commenting before, which is more than 20% better than we had thought our first year numbers would be on a per store basis. So that even if we missed our new store number this year, we'll more than beat the sales number in total for new stores.

Margaret Whitfield:	Interesting. OK, thank you.

Peter Edison:	Thanks, Margaret.

Operator:	Now we'll go to a follow up from Ronald Bookbinder.

Ronald Bookbinder:         On the comment about operating expense and payroll, did it decrease only as a percent of sales or did payroll actually decrease on an absolute dollar basis?

Peter Edison:                     On an absolute dollar basis, the payroll increased. I mean that’s due to the new stores.

Ronald Bookbinder:	OK.

Peter Edison:	It decreased, yes, just as a percentage.

Ronald Bookbinder:         On an average store basis, did payroll decrease on a dollar basis?

Peter Edison:                     *** [No, but on an average store basis payroll decreased as a % of sales.].

***

Ronald Bookbinder:         OK, great. As a percentage of SG&A, is payroll one of your largest expenses?

Larry Spanley:	Yes, it is.

Ronald Bookbinder:	Is it the largest?

Larry Spanley:	Yes.

Ronald Bookbinder:        On the average unit retail, what is the difference between the average unit retail for your typical boot versus your typical shoe?

Michele Bergerac:             I'm going to give you at this point prices won't kind of put them out on the floor at, because since it's still early in the season, I don't know if any of us know yet what the out the door will be. I would tell you that the range will kind of be the following in boots.

Ronald Bookbinder:	OK.

Michele Bergerac:             We do a significant program in stretch boots, which are synthetic and dressy and those will generally be $69 and $79, that's the bottom. Our casual and fur boots will run between $69 and $100, and our -- then two programs; first of all western, and second of all, our tailored and dressy boots that are really built for the more contemporary customer; better quality, leather, those kinds of things. Those will run generally between $100 and $150. So those will be our opening boot prices for the fall. The shoes will generally be, our dress and tailored shoes will be $59 and $69 and our casual shoes will be a range from $49 to $59, with some selected items at $69.

Ronald Bookbinder:         OK, great. On the gross margin in Q2, of the 350 basis points of improvement, how much do you think was averaging at retail as opposed to leverage?

Larry Spanley:                  About one, well, you know. I think it was probably maybe 1 -- you want percentages or dollars?

Ronald Bookbinder:	Percentage, dollars or basis points.

Larry Spanley:                  Our margin from - our improved markup percentage was about $1.2 million. I'm not sure if that's the answer to your question. There are other factors in the margins. You know, we had additional store gross profits and comp store increases creating gross profits, but the improved margin we felt was about $1.2 million.

Ronald Bookbinder:	OK, great. Thank you.

Peter Edison:	Thanks, Ron.

Operator:	Now, we'll go back to Margaret Whitfield.

Margaret Whitfield:           Just a follow up on the boot prices, Michele. How does that compare to last year, higher?

Michele Bergerac:             The synthetic prices, the stretch program is comparable. The better ended, the tailored program is probably comparable or up a little bit. And the western business is really not comparable to anything last fall. We had a very small western boot business; it was only really done in the big metro centers. The heartening thing I guess I would say about this is we've already received a fair amount of inventory and they're selling at a very fast clip. So we made a decision to be in the quality leather business, as opposed to sort of getting down in the trenches, in the synthetic food fight, and so far it looks like it was the right decision.

Margaret Whitfield:           How much are boots normally or were they last year to your business in the second half?

(Inaudible)

Michele Bergerac:	Do you mean as a percent to total?

Margaret Whitfield:	Yes.

Michele Bergerac:             Yeah, from August till January [our entire fall season], all the boots combined that I just described was about 35% of our business.

Margaret Whitfield:	Is it running ahead of that now?

Michele Bergerac:             It's running more or less even, but I have to explain why. There is a whole category of business that we did last year during back to school, which was a very low-priced synthetic, very young junior, bubble-gum, kind of platform business, big bottoms and we've kind of vacated that. We don't think it's our core customer anymore and it's a downtrending category. So we wiped that out and replaced that with the higher-priced western boots. But I will say this; we see the penetration growing as we get further into the season, because we opened up with pretty lean inventories. And for example, the western is turning much better than boot turns we saw last year and the fur boots are turning, again, better than last year.

Margaret Whitfield:           So although you'd said many of the prices were comparable, the addition of western suggested overall, you know, pricing will be up in boots.

Michele Bergerac:	Correct.

Margaret Whitfield:	OK, thank you.

Peter Edison:	Thanks, Margaret.

Operator:                          And we have no further questions at this time. I'll turn the conference back over to the management for closing remarks.

Peter Edison:                     Thank you everyone. Thank you for calling and your support. We look forward to speaking with you again when we report our third quarter results in December, if not sooner. Thank you.

Operator:                          And that does conclude today's conference. Again, thank you for your participation.